EXHIBIT 16.1

January 20, 2026

United States Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Re:	Infobird Co., Ltd File No. 001-40301

Commissioners:

We have read the Form 6-K of Infobird Co., Ltd to be filed with the Securities and Exchange Commission on or about January 20, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Audit Alliance LLP
Singapore